Exhibit 10.18

Yahoo! Executive Incentive Plan

Yahoo! EIP

I. Introduction

A. Applicability

1.	Employees eligible to participate in the Yahoo! Inc. Executive Incentive Plan (the “EIP” or “this Plan”) are those employees of Yahoo! Inc. and its subsidiaries (collectively, the “Company”) at job levels E3, E4, E5 and EX. The Compensation Committee of Yahoo!’s Board of Directors (the “Compensation Committee”) has the sole discretion to determine whether the EIP will be offered to any executive for whom the Compensation Committee sets the executive’s compensation level (an “Executive Officer”). Yahoo!’s Chief Executive Officer (“CEO”) or his or her designee will determine whether any other eligible person (other than an Executive Officer) is a participant. Participants will be notified in writing of their participation in this Plan and will be provided with a copy of the EIP, which they must sign and accept in order to participate (any person so notified who timely accepts participation is referred to as a “Participant”).

2.	The Compensation Committee reserves the right to amend, modify or terminate the EIP, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations.

B. Objectives of the EIP

•	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;

•	To recognize the role of senior leadership in the success of the Company;

•	To reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and

•	To encourage collaboration and teamwork across the Company.

II. EIP Elements

A. Target Awards

A target cash bonus award (“Target Award”) will be established for each Participant. Target Awards are determined by position level and will be typically expressed as a percentage of a Participant’s annual base salary rate as of the last day of the applicable fiscal year, where such salary rate does not include other forms of compensation including without limitation expense reimbursements, superannuation, bonus payments, long-term incentives, overtime compensation, or other variable compensation. Target Awards may also be a specified fixed dollar (or local currency) amount.

Target Awards for Executive Officers may be reviewed and revised in the sole discretion of the Compensation Committee. Target Awards for other Participants may be reviewed and revised in the sole discretion of the CEO or his or her designee.

This EIP and Target Awards do not constitute a guarantee of or entitlement to a bonus payment. A Participant’s actual bonus payment may vary from his or her Target Award.

Yahoo! EIP

B. EIP Bonus Pool Funding

Individual Target Awards will be aggregated and multiplied by a factor of 100% to determine the Company’s target bonus pool (the “Target Bonus Pool”) for the applicable fiscal year. The actual EIP bonus pool (the “EIP Bonus Pool”) for the applicable fiscal year may vary from 50% to 200% of the Target Bonus Pool based on the Company’s actual Operating Cash Flow (“OCF”) (as defined below) for the applicable fiscal year. The Compensation Committee will establish prior to March 31 of the applicable fiscal year an OCF target for that fiscal year (the “Financial Target”). The EIP Bonus Pool will be determined based on the percentage of the Financial Target achieved for the applicable fiscal year according to the following table:

Actual OCF Performance as percentage of the Financial Target	EIP Bonus Pool Funding as percentage of the Target Bonus Pool
85% or Less	50%
100%	100%
105%	120%
115%	170%
120% or Greater	200%

The EIP Bonus Pool will be funded according to the table above, and by way of example the maximum EIP Bonus Pool (200% of the Target Bonus Pool) will be funded only if the Company’s OCF for the applicable fiscal year is at least 120% or more of the Financial Target. The EIP Bonus Pool funding percentage will be interpolated on a linear basis for performance against the Financial Target between the levels stated in the table above.

“Operating Cash Flow” means the Company’s operating income before depreciation, amortization, and stock-based compensation expense, as determined by the Company on the basis of its annual financial statements. For purposes of the EIP, and without limiting discretion of the Compensation Committee hereunder, Operating Cash Flow shall be adjusted by the Compensation Committee as follows:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”);

(b)	increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”);

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities” &/or SFAS No. 112, “Employers’ Accounting for Postemployment Benefits” &/or SFAS No. 144, resulting from a corporate reorganization;

Yahoo! EIP

(e)	increased or decreased to eliminate the financial statement impact of impairment charges that are required to be recorded under SFAS No. 142, “Goodwill and Other Intangible Assets”; and

(f)	increased or decreased to adjust the foreign exchange translation impact on Operating Cash flow to reflect the foreign exchange rates in effect when the performance goal is established.

C. EIP Bonus Pool Allocation and Individual Awards

Allocation of the EIP Bonus Pool among the Participants will be determined based on a combination of Company performance and individual performance. Seventy percent (70%) of each Participant’s EIP bonus will be directly linked to the Company’s actual OCF performance against the Financial Target. Thirty percent (30%) of each Participant’s bonus will be based on each Participant’s individual performance and relative contribution as determined by the CEO or his or her designee (or by the Compensation Committee in the case of Executive Officers) in his/her or its sole discretion.

The calculation of a Participant’s EIP bonus will be made in conjunction with the Company’s Focal Review Process for the applicable fiscal year, which shall occur in the first quarter of the following fiscal year and follow the process below.

Step 1: Multiply the Target Bonus Pool by the EIP Bonus Pool funding percentage, determined as described above. This is the total EIP Bonus Pool.

Step 2: Determine the portion of the EIP Bonus Pool payable to each Participant for Company performance:

Individual Target Award (Dollars) X EIP Bonus Pool Funding % X 70%	=	EIP Bonus for Company Performance

Step 3: Determine the portion of the EIP Bonus Pool payable to each Participant for individual performance.

The CEO or his or her designee shall determine the portion of the EIP bonus for the non-Executive Officer Participants based on individual performance and relative contribution. The Compensation Committee shall determine the portion of the EIP bonus for Executive Officers based on individual performance and relative contribution.

Step 4: Calculate the total EIP bonus to be paid to each Participant:

a) Portion of EIP Bonus for Company Performance	=	Amount determined in Step 2

b) Portion of EIP Bonus for Individual Performance	=	Amount determined in Step 3
Total EIP Bonus	=	Sum of (a + b)

Yahoo! EIP

The aggregate total of bonuses payable to Participants under this Plan shall not exceed the EIP Bonus Pool determined in Step 1 above.

Any EIP bonus payable to a Participant under this Plan shall not be considered as “salary” in any circumstance and shall not be included in calculations for overtime pay, retirement benefits, or severance under any applicable severance plan or applicable law.

III. TERMS AND CONDITIONS

A. EIP Effective Period

The initial fiscal year covered by this Plan is the period from January 1 to December 31, 2009. This EIP supersedes all previous executive cash incentive plans, management incentive plans (MIP), or leadership bonus plans and agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.

B. Date for Incentive Payments

EIP bonuses paid under this Plan are not earned until paid. It is a condition for EIP eligibility that Participants must be employed, and not under notice of termination given by the Company or the Participant (if applicable), on the payment date of the EIP bonuses (except as otherwise provided in Section I – Terminations of Employment). Payment will not occur until after financial results for the applicable fiscal year are determined by the Company and the Focal Review process for the applicable year is completed.

C. Form and Timing of Payment

If the conditions for payment described above are met, the EIP bonus will be payable in a lump sum cash payment (in local currency), subject to required payroll deductions and tax withholdings no later than March 15 of the year following the end of the applicable fiscal year.

D. New Hires

If an employee is hired into a job that qualifies for the EIP on or before October 1 of the applicable fiscal year and is notified in writing that he or she is a Participant under the EIP, the employee’s Target Award amount for the fiscal year may be prorated based on the date of hire.

Employees who are hired after October 1 of the applicable fiscal year will not be considered Participants under the EIP for that fiscal year.

E. Transfers

If a Participant transfers from one EIP-eligible position to another during the applicable fiscal year, the following guidelines shall apply:

•

If the participant has a different Target Award upon transfer, his/her annual Target Award amount may be prorated based on the Target Award percentages for the amount of time spent in each position during the fiscal year.

Yahoo! EIP

•

If a Participant transfers mid-year from an EIP-eligible position to one that is not EIP eligible (for example, moving to a role that participates in the sales incentive plan and therefore off EIP), the Compensation Committee with respect to Executive Officers (or the CEO or his or her designee with respect to non-Executive Officers), in its sole discretion, may award the employee an EIP bonus based on a prorated EIP Target Award. Any such payment will be paid at the same time as other EIP payments are paid.

•	EIP eligibility for employees participating in a global assignment during the applicable fiscal year will be handled on a case-by-case basis based on individual facts and circumstances.

The Compensation Committee with respect to Executive Officers (and the CEO or his or her designee with respect to non-Executive Officers) has the sole discretion to pro-rate, reduce, offset, or eliminate EIP bonuses to account for advances or payouts to employees under other bonus plans in effect during the same fiscal year, or for other reasons as it deems appropriate.

F. Promotions into EIP-Eligible Positions

If a Participant is promoted from one EIP-eligible position to another, the payouts will be administered the same as Transfers. If an employee is not in a position that is eligible for the EIP and is promoted to a EIP eligible position during the applicable fiscal year, the Compensation Committee or the CEO or his or her designee as applicable, may select the employee for participation in the EIP by notifying the employee that he or she is a Participant under the EIP. The employee’s Target Award amount for the fiscal year shall be prorated based on the date of the promotion.

G. Adjustments to Target Awards

The Compensation Committee in its sole discretion can approve adjustments to Target Awards for Executive Officers during the applicable fiscal year. The CEO or his or her designee in his or her sole discretion may approve adjustments to Target Awards for other Participants during the applicable fiscal year. Any such changes will be communicated to the Participant in writing. Any payout amount may be prorated based on the effective date of the change to the Target Award as determined by the Compensation Committee or the CEO or designee thereof, as applicable. Any adjustment to a Target Award will result in a corresponding adjustment to the Target Bonus Pool.

H. Leaves of Absence and Part-Time Employees

To the extent permitted by applicable law, the amount of the EIP bonus may be prorated for Participants who have been on an approved leave of absence of more than 90 days during the fiscal year and for Participants who work less than full-time.

I. Terminations of Employment

To the extent permitted by applicable law, Participants whose employment is voluntarily or involuntarily terminated (with or without cause) by the Participant or the Company or are under notice of termination given by either party (if applicable) prior to the payment date of the EIP bonus will not be eligible for and shall not receive any EIP bonus.

Participants whose employment terminates due to the employee’s total disability during the applicable year will be eligible for a prorated EIP bonus, based on the date of termination, and paid at the time other EIP bonuses are paid under the EIP, to the extent permitted by local law. If a Participant dies during the applicable fiscal year, the EIP bonus will be prorated based on the date of death and paid to the estate of the deceased participant, at the time other EIP bonuses are paid.

Yahoo! EIP

J. EIP Interpretation

The EIP shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of the EIP may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

The provisions of this EIP are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining EIP provisions.

K. Exceptions and Modifications

All exceptions, adjustments, additions, or modifications to the EIP require the written approval of the Compensation Committee, or its designee(s).

All aspects of the EIP (including, but not limited to, financial targets, Target Awards, performance measures, and funding formulas) may be reviewed and revised at any time without advance notice in the sole discretion of the Compensation Committee.

L. Employment At-Will (U.S. Employees only)

The employment of all Participants in the United States is “at will” and is terminable by either the Participant or Yahoo! at any time, with or without advance notice and with or without cause. This EIP shall not be construed to create a contract of employment for a specified period of time between Yahoo! and any U.S. Participant.

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Yahoo! EIP

M. EIP Acknowledgement

This will acknowledge that the Participant specified below has read comprehended, and agreed to this EIP and will abide by the guidelines outlined herein for all bonus payments. The EIP sets forth the entire agreement and understanding between the Company and the Participant relating to the subject matter herein and supersedes and replaces any and all prior plans, agreements, discussions and understandings whether oral or written regarding these subject matters including but not limited to any provision regarding cash incentive plan compensation contained in a Participant’s employment agreement, if any.

I have read and understood the provisions of this EIP and hereby agree to and accept its terms:

Participant (print name)

Signature

Title

Date

CC: Personnel File